January 14, 2025

Mr. Brad Lerman
Executive Vice President, Chief Legal Officer
Starbucks Corporation
2401 Utah Avenue South
Seattle, WA 98134

Dear Brad:

When Howard Schultz first called to ask if I was interested in being considered for the Starbucks board, I could barely contain my enthusiasm at the prospect of helping to govern one of the world’s most admired companies. This joy was compounded by the fact that I would also be working alongside one of the most iconic modern-day business leaders—a CEO who inspired at every turn, including his memorable signature line, “Onward, Howard.”

Almost 20 years later, few experiences have shaped my view of business and people more than sitting in the Starbucks board room—a room where its executives were fiercely and uncompromisingly dedicated to its customers, partners, communities and investors. Over time, I have had the privilege of serving as chair of the Audit Committee, Vice Chair of the Board, Chairman of the Board and now its lead director.

With Brian Niccol firmly at the helm (after a dogged pursuit!), I am confident Starbucks is in excellent hands. For this reason, I now feel comfortable stepping away from the board and do not plan to stand for re-election. I believe it is important for Brian to have a lead director who can sit alongside him for years to come—my twenty years is already a long time.

Fortunately, the current board is stocked with a deep bench of world class business minds—each of whom brings a unique mix of experience that in combination creates an ideal environment for creation, collaboration and cultural cohesion. Together, I know Brian and the Starbucks board will remain laser-focused on driving long-term value for all stakeholders—from those who wear the green apron, to the farmers who grow the highest quality coffee beans in the world, to the pension funds that support millions of retirees.

I want to offer a special thanks to Howard who taught me so much in all the years I sat right next to him at virtually every board meeting. Watching him lead made me a bigger dreamer, a more capable executive, a stronger board member and a better person. As I was assuming the Chairmanship in 2021, Howard suggested I adopt his own practice of imagining two empty seats in the boardroom: one for a hard-working partner and one for a loyal shareholder. This advice was a powerful north star that I never forgot.

I also want to thank my fellow board members who made the job easier because of their smarts, their support, their confidence and their collegiality. The Starbucks board puts in the work because they know this beloved company requires tremendous care.

Thanks also to the many partners around the world who helped uplift my own day whenever I stopped in—especially during my weekend store tours that have become a cherished time with my young daughter.

In two decades, I have never sold a single Starbucks share and plan to remain a steadfast investor. Although the company has had a stunning 52-year run, I strongly believe its best days lie ahead.

I will always be grateful for the opportunity to contribute to this legendary brand and will relish the memories as I sip my Pike Place Roast each and every morning. My love of Starbucks endures.

With deep gratitude,

Mellody Hobson
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